Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MACROVISION CORPORATION,

ALL MEDIA GUIDE HOLDINGS, INC.,

ASPEN ACQUISITION CORP.,

DIGITAL ON-DEMAND, INC.,

A DELAWARE

CORPORATION,

AND

DIGITAL ON-DEMAND, INC.,

A CALIFORNIA

CORPORATION, AS REPRESENTATIVE

NOVEMBER 5, 2007

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS AND ANNEXES

Annex 1	Working Capital Assets and Working Capital Liabilities

Exhibit A	Form of Action By Written Consent of the Company Stockholders

Exhibit B	Matters to be Covered in the Opinion of Munger, Tolles & Olson LLP

Exhibit C	Terms and Form of DOD License

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 5, 2007 (the “Agreement Date”) by and among Macrovision Corporation, a Delaware corporation (“Macrovision”), Aspen Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Macrovision (“Merger Sub”), All Media Guide Holdings, Inc., a Delaware corporation (the “Company”), Digital On-Demand, Inc., a Delaware corporation (the “Controlling Stockholder”), and Digital On-Demand, a California corporation, as Representative (and in its own capacity for purposes of the DOD License referenced herein), solely with respect to Article IX hereof and such other provisions hereof which specifically refer to such Representative in its capacity as such or in its own capacity (the “Representative”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the laws of the State of Delaware.

B. The Boards of Directors of Macrovision, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C. Macrovision, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Alternative Transaction” means: (A) any acquisition or purchase of Company Capital Stock from the Company by any persons or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 15% voting interest in any class or series of Company Capital Stock or any tender offer or exchange offer or privately negotiated share transfer that if consummated would result in any persons or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock representing 15% or more of the voting interest in any class or series of Company Capital Stock or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than 85% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets or equity or ownership interests of an Acquired Company; (C) any sale, lease, exchange, transfer, license or disposition to a third party of a portion of the Company Business; or (D) any initial public offering of capital stock or other securities of an Acquired Company pursuant to a registration statement filed under the Securities Act.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Balance Sheet Date” means September 30, 2007.

“Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law.

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Common Stock” means the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s consolidated unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Acquired Companies as presently conducted.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock of the Company.

“Company Debt” means all outstanding principal (whether or not due) owed by an Acquired Company pursuant to (i) any agreements relating to the provision of credit to an Acquired Company (including, without limitation, bank loans and lines of credit), (ii) any financing or lease arrangements (including, without limitation, equipment financing arrangements or leases) which are properly classified as “capital leases” in accordance with GAAP or (iii) any similar instruments or arrangements to which an Acquired Company is a party or under which an Acquired Company is liable (other than trade liabilities (including liabilities to creditors for raw materials, inventories, services and supplies)) incurred in the ordinary course of its business); provided that Company Debt excludes all liabilities and obligations owed by any Acquired Company to any other Acquired Company. For the avoidance of doubt, Company Debt shall include the Company’s $254,716 debt to Tom Sulzer and the amount of the Controlling Stockholder Debt as of the Closing Date.

“Company Disclosure Schedule” means the disclosure schedule delivered concurrently herewith and dated as of the Agreement Date and delivered by the Company to Macrovision on the Agreement Date listing any exceptions to the representations and warranties of the Company herein (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the subsection of Article III to which it relates unless it is readily apparent from the face of the disclosure that such disclosure is responsive to another Section (in which case such disclosure shall be deemed disclosed with respect only to such other section) and each of which exceptions shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Company Financial Statements” means (A) the unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2006 and for the fiscal year ended December 31, 2006 for the Acquired Companies and (B) the unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2007 and for the nine-month period ended September 30, 2007 for the Acquired Companies.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Contract” means any legally binding contract, agreement, instrument, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, invoices and purchase orders).

“Controlling Stockholder Debt” means the amount of the inter-company note owing by the Company to the Controlling Stockholder, as of the Closing Date and certified to Macrovision by the President or Chief Executive Officer of the Company at least two (2) business days prior to the Closing Date.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights in accordance with Delaware Law in connection with the Merger in respect of any shares of Company Capital Stock.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law, in connection with the Merger.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of an Acquired Company, whether in tangible or electronic form, whether owned by an Acquired Company or held by an Acquired Company under any licenses or sublicenses (or similar grants of rights).

“DOD License” means that certain license agreement between the Representative and All Media Guide, LLC on substantially the terms set forth on Exhibit C and in substantially the form of agreement also attached as part of Exhibit C.

“Effective Time” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Macrovision and specified in the Certificate of Merger); provided that the Effective Time shall occur on the Closing Date.

“Employee Retention Escrow Amount” means an amount equal to $500,000 to be withheld from the Total Consideration paid to the Company Stockholders in accordance with this Agreement and placed in a interest-bearing escrow account separate from the Escrow Account in accordance with the Escrow Agreement and Section 2.3 of this Agreement.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim as to title, or other similar title or ownership restriction or encumbrance in respect of such asset including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, other than a Permitted Encumbrance. For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (A) a “controlled group of corporations”, as defined in Section 414(b) of the Code; (B) a group of entities under “common control”, as defined in Section 414(c) of the Code; or (C) an “affiliated service group”, as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Escrow Account” means an interest-bearing escrow account with the Escrow Agent into which the Escrow Holdback Amount shall be deposited by Macrovision on the Closing Date.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Holdback Amount” means $10,000,000 to be withheld from the Total Consideration paid to the Company Stockholders in accordance with this Agreement and placed in the Escrow Account in accordance with the Escrow Agreement and Section 2.3 of this Agreement, for the purpose of securing the Company’s indemnity obligations set forth in Section 9.2 of this Agreement. Any earnings that may accumulate or accrue on the Escrow Holdback Amount in accordance with the terms of the Escrow Agreement shall be for the benefit of the Company Stockholders in accordance with their respective Pro Rata Shares, provided, however, in the event Macrovision receives a distribution from the Escrow Account pursuant to the terms of the Escrow Agreement in respect for a claim for indemnification in accordance with the terms of Article IX hereof, such distribution shall also include an amount of earnings for such claim accrued from the Closing Date until the date of such distribution. For the avoidance of doubt, the Escrow Holdback Amount shall not include the Employee Retention Escrow Amount.

“Escrow Property” means the Escrow Holdback Amount, together with any income thereon received with respect to the Escrow Holdback Amount while such Escrow Property is held in escrow under the Escrow Agreement (as defined in Section 2.3).

“Escrow Release Date” means the 12-month anniversary of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles in effect as of the date of this Agreement or, in the case of the Company Financial Statements, in effect as of the date thereof or during the periods covered thereby.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Independent Accounting Firm” means an international or national accounting firm which is mutually agreed upon by the Representative and Macrovision.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing the foregoing, including manuals, programmers’ notes, memoranda and records.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of a particular fact, circumstance, event or other matter in question of Karl Ryser, Presley Sims, Christopher McCleary, Chris Pirkner and Chris Woodstra and shall be deemed to include the knowledge which any such person would have obtained after making a reasonably diligent inquiry.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Macrovision Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Macrovision by an officer or officers of Macrovision at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Macrovision is to enter into as a party thereto pursuant to this Agreement.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is, or is likely to be, individually or in the aggregate, materially adverse in relation to the financial condition, capitalization, properties, products, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole, except to the extent that any such change, event, circumstance, condition or effect (a) results from the effect of actions by the Company taken at the specific request, or with the written consent, of Macrovision pursuant to this Agreement or (b) other than any change, effect, circumstance, development, event or occurrence relating to (i) the general business, economic, political, social or regulatory conditions in the localities, regions or countries in which the Acquired Companies operate, (ii) the financial, banking or securities markets (including changes to interest rates, currency rates or the value of the U.S. Dollar relative to other currencies, consumer confidence, stock, bond and/or debt prices and trends), (iii) the industry in which the Acquired Companies operate in general and not specifically relating to the Acquired Companies, (iv) the announcement of this Agreement or of the intention to sell the Acquired Companies, including any effect on the employees of the Acquired Companies or the Acquired Companies’ retention of their employees, (v) any acts of war, hostility, military action, sabotage or terrorism (whether or not declared) or any escalation or worsening of any such acts of war, hostility, military action, sabotage or terrorism or (vi) the transactions contemplated by this Agreement.

“Merger Expenses” means all out-of-pocket costs and expenses incurred or payable by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants related to the Merger).

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VII and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the Common Stock, par value $0.001 per share, of Merger Sub.

“Net Working Capital Adjustment” shall mean, (i) if the Net Working Capital exceeds $748,000, then the amount (expressed as a positive number) equal to such excess and (ii) if the Net Working Capital is less than $748,000, then the amount equal to such shortfall and (iii) if Net Working Capital equals $748,000, then the amount equal to zero. The calculation of the Net Working Capital of the Company shall be made in accordance with the procedures set forth in Section 2.2.

“Net Working Capital” means the positive or negative number obtained by subtracting (i) the Working Capital Liabilities from (ii) the Working Capital Assets.

“Per Share Merger Consideration” means the dollar amount rounded to the nearest one hundredth of a cent, equal to the fraction, the numerator of which is Total Consideration and the denominator of which is the Closing Common Stock.

“Permitted Encumbrances” means (A) Encumbrances for Taxes that are not yet due and payable or Encumbrances in respect of Taxes, the validity of which are being contested in good faith by appropriate proceedings; (B) Encumbrances in favor of landlords, vendors, mechanics, carriers, workmen, lessors, renters or other like Encumbrances or that are being contested in good faith by appropriate proceedings; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) Encumbrances in connection with the Union Bank Facility and (E) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Pre-Closing Taxes” means Taxes of the Company from (A) a taxable period that closes on or before the Closing Date and (B) the pre-closing portion of any taxable period that commences before and ends after the Closing Date. For this purpose, the pre-closing portion of a taxable period that commences before and ends after the Closing Date shall be deemed to be: (x) in the case of any Taxes other than Taxes based upon or related to income, expenditures (including payroll), receipts or the sale or transfer of any property, the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income, expenditures (including payroll), receipts or the sale or transfer of any property, the amount which would be payable if the relevant taxable period ended on the Closing Date. For the avoidance of doubt, Pre-Closing Taxes include, without limitation, any Taxes arising from the 338(h)(10) Election provided for in Section 2.11 of this Agreement.

“Pro Rata Share” means, as to any Company Stockholder, a fraction, the numerator of which is the aggregate amount of the Total Consideration that such Company Stockholder is entitled to receive pursuant to Section 2.1(c) in respect of such Company Stockholder’s equity interest in the Company, and the denominator of which is the aggregate amount of the Total Consideration that all such Company Stockholders are entitled to receive pursuant to Section 2.1(c) in respect of their equity interest in the Company (other than Dissenting Shares).

“Representative” means the Controlling Stockholder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Percentage” means, as to any Specified Party, a fraction: (x) the numerator of which is the number of shares of Company Common Stock and (y) the denominator of which is the sum of the aggregate number of outstanding shares of Company Common Stock. The Specified Percentage shall be calculated as of the Effective Time.

“Spreadsheet” means the spreadsheet to be attached as Schedule 3.4(d) of the Company Disclosure Schedule, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of Company Capital Stock: (A) the names of all the Company Stockholders; (B) the number and kind of shares of Company Capital Stock such Persons and the respective certificate numbers; and (C) the Pro Rata Share and Specified Percentage (expressed both as a percentage and as a number of shares) of each Company Stockholder in the Escrow Holdback Amount and the Employee Retention Escrow Account as of the Closing Date and immediately prior to the Effective Time. The spreadsheet shall be prepared by the Company and reviewed by Macrovision and the parties shall use reasonable efforts to cause the Spreadsheet to be finalized at least five (5) days prior to the Closing Date (and then updated as needed to reflect further changes up to the Closing Date and immediately prior to the Effective Time). In finalizing the Spreadsheet, the Company shall also update Schedule 3.4(a).

“Subsidiary” means a corporation or other business entity in which the Company owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, including Michigan Single Business Tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any foreign, federal, state, local or municipal return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Consideration” means $75,000,000 minus (i) the Company Debt as of the Closing Date (which shall be paid by Macrovision at Closing in accordance with Section 2.10 hereof), (ii) the amount of Merger Expenses of the Company (which shall be detailed and paid in full by Macrovision immediately following the Closing (simultaneously with the payment to the Exchange Agent pursuant to Section 2.6 hereof)), (iii) the Success Bonus Amount (i.e. $750,000) which shall be wired to the Company by Macrovision and then paid by the Company at Closing to the recipients of the Success Bonuses, net of applicable withholding and (iv) the Employee Retention Escrow Amount which shall be deposited by Macrovision with the Escrow Agent.

“Success Bonuses” means bonuses in an aggregate amount equal to $750,000 payable to certain employees of the Acquired Companies designated by the Company in writing to Macrovision prior to the Closing Date.

“Union Bank Facility” means that certain Credit Agreement, dated as of August 31, 2005 between the Controlling Stockholder and Union Bank of California, N.A.

“Working Capital Assets” means those current assets of the Acquired Companies as of 12:01 a.m. (Pacific time) on the Closing Date (consisting of the line items set forth on Annex 1 attached hereto).

“Working Capital Liabilities” means those current liabilities of the Acquired Companies as of 12:01 a.m. (Pacific time) on the Closing Date (consisting of the line items from the set forth on Annex 1 attached hereto).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

ARTICLE II

THE MERGER

2.1 Conversion of Shares.

(a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value

$0.001 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

(b) Cancellation of Company-Owned Stock. Notwithstanding the provisions of Section 2.1(c) below, each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Conversion of Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive an amount of cash, without interest, equal to the Per Share Merger Consideration. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded up or down to the nearest whole cent and computed after aggregating all shares of Company Common Stock held by such Company Stockholder. The provisions of this Section 2.1(c) are subject to the provisions of Section 2.7 (regarding rights of holders of Dissenting Shares) and Section 2.3 (regarding the withholding of the Escrow Holdback Amount).

(d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.2 Net Working Capital Adjustments.

(a) Not less than seventy-five (75) days following the Effective Time, Macrovision shall deliver to the Representative a balance sheet of the Company as of the close of business on the Closing Date and a calculation of the Net Working Capital and Net Working Capital Adjustment (the “Closing Date Statement”). The Closing Date Statement shall be prepared in the same manner and on a consistent basis (including the basis of calculation of individual line items and the determination of allowances and reserves) with the Company’s past practice and Annex 1 and in accordance with the Company’s books and records and in a manner that fairly and accurately reflects the Company’s assets and liabilities as of the Closing Date.

(b) Following the delivery by Macrovision of the Closing Date Statement, the Representative and its representatives shall be given all such access as they may reasonably require during Macrovision’s normal business hours (or such other times as the parties may agree) to those books and records of the Company in the possession of, and/or under the control of, Macrovision and/or the Acquired Companies, and access to such personnel or representatives of the Company and Macrovision as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Closing Date Statement and/or the calculation of the Net Working Capital Adjustment.

(c) The Representative shall have thirty (30) days following the date of delivery by Macrovision to the Representative of the Closing Date Statement to provide Macrovision with a written certificate confirming that the Net Working Capital Adjustment as proposed by Macrovision is acceptable (the “Confirmation Certificate”) or notifying Macrovision in writing of any good faith reasonable objections to the calculation of the Net Working Capital Adjustment as proposed by Macrovision (a “Balance Sheet Dispute Notice”) setting forth a reasonably specific and detailed description of such objections. If a Confirmation Certificate is delivered by the Representative pursuant to this Section 2.2(c), the Net Working Capital Adjustment proposed by Macrovision shall be binding on the parties to this Agreement and the Company Stockholders.

(d) If the Representative shall object to the Closing Date Statement or Macrovision’s calculation of the Net Working Capital Adjustment as reflected in a Balance Sheet Dispute Notice, a representative of Macrovision, on the one hand, and the Representative, on the other, shall attempt in good faith to resolve any such objection within thirty (30) days of the receipt by Macrovision of such notice.

(e) If Macrovision and the Representative shall be unable to resolve any such dispute within such thirty (30) day period, Macrovision and the Representative (either together or separately) shall be entitled to submit the dispute to the Independent Accounting Firm. Each of the parties to this Agreement shall, and shall cause their respective officers, directors, employees, and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) consider only those matters as to which there is a dispute between the parties, (ii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Macrovision and the Representative shall submit any dispute to an Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. All fees and expenses relating to the engagement of the Independent Accounting Firm shall be borne 50% by Macrovision and 50% by the Company Stockholders. The fees and expenses for which the Company Stockholders are responsible hereunder (the “Stockholder Expenses”) shall constitute “Damages” for purposes of Article IX and shall be withdrawn by Macrovision from the Escrow Account, without regard to the Threshold Amount, but shall not count for purposes of determining whether Damages have exceeded the Threshold Amount.

(f) If the Representative does not deliver a Balance Sheet Dispute Notice in accordance with the procedures set forth in Section 2.2(c) above (i.e., within the thirty (30) day period specified therein), the Closing Date Statement (together with Macrovision’s calculation of the Net Working Capital Adjustment) shall be deemed to have been accepted by all of the parties to this Agreement and the Company Stockholders and such calculation of the Net Working Capital Adjustment shall be binding on the parties for all purposes hereof. In the event that the Representative delivers a Balance Sheet Dispute Notice in accordance with the provisions above and Macrovision and the Representative are able to resolve such dispute by mutual agreement, the Closing Date Statement, together with the calculation of the Net Working Capital Adjustment, as modified by the mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement and the Company Stockholders and such revised calculation of the Net Working Capital Adjustment shall be binding on the parties for all purposes hereof. In the event that the Representative delivers a Balance Sheet Dispute Notice in accordance with the provisions set forth above and Macrovision and the Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties and the Company Stockholders, and the Closing Date Statement, together with the calculation of the Net Working Capital Adjustment, as modified by the report of the Independent Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement and the Company Stockholders and such revised calculation of the Net Working Capital Adjustment shall be final and binding on the parties and the Company Stockholders for all purposes hereof. The provisions of Section 9.10 shall apply to any and all acts by the Representative in connection with this Section 2.2.

(g) Within five (5) business days after the determination the Net Working Capital Adjustment become final and binding, either (i) Macrovision shall pay to the Exchange Agent (if the Net Working Capital Adjustment reflects an increase in the Total Consideration) an amount equal to such increase for payment by the Exchange Agent to the Company Stockholders in accordance with the Spreadsheet, or (ii) the Escrow Agent shall be instructed to pay to Macrovision out of the Escrow Account, on behalf of the Company Stockholders (if the Net Working Capital Adjustment reflects a decrease in the Total Consideration) an amount equal to such decrease, in each case of clause (i) and clause (ii), plus interest thereon from and including the Closing Date through the date of payment at the Prime Rate for the period from the Closing Date to the date of such payment and shall be calculated on the basis of a year of three hundred and sixty (360) days. Any such payments shall be made by wire transfer of immediately available funds no later than one (1) business day prior to the payment date.

(h) No matter that gives rise to an adjustment under this Section 2.2 shall be the subject of or eligible for a claim by Macrovision for indemnification under Article IX for the amount of such adjustment.

2.3 Escrow and Holdbacks.

(a) Escrows.

(i) Escrow Holdback Amount. At the Effective Time, Macrovision shall withhold the Escrow Holdback Amount from the Total Consideration payable pursuant to Section 2.1(c) to the Company Stockholders, in accordance with each Company Stockholder’s Pro Rata Share.

(ii) Employee Retention Escrow Amount. At the Effective Time, Macrovision shall withhold the Escrow Holdback Amount from the Total Consideration payable pursuant to Section 2.1(c) to the Company Stockholders, in accordance with each Company Stockholder’s Pro Rata Share.

(iii) Escrow Agreement. Prior to the Closing, Macrovision, the Representative and the Escrow Agent shall use their commercially reasonable efforts to enter into an escrow agreement upon terms and conditions mutually acceptable to them, acting reasonably (the “Escrow Agreement”). On the Closing Date, Macrovision shall cause the Escrow Holdback Amount and the Employee Retention Escrow Amount to be deposited with the Escrow Agent. For the avoidance of doubt, the Employee Retention Escrow Amount shall be separate and distinct from the Escrow Holdback Amount and the Employee Retention Escrow Amount shall not act as security for the indemnity obligations set forth in Section 9.2.

2.4 The Closing. Subject to termination of this Agreement as provided in Article VIII, the Closing shall take place at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California, on the Closing Date (or such other place as the parties mutually agree), at a time and on a date agreed to by the parties, which date shall be not more than five (5) business days following the later of the date on which (i) the conditions set forth in Article VII have been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing); provided, however, that the Closing shall not occur until the date that is at least 20 business days after the mailing of the Information Statement to the Company Stockholders. For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 12:01 a.m. on the Closing Date. The actual time and date of Closing are referred to herein as the “Closing Date.” Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Macrovision, the Certificate of Merger shall be filed with the Office of the Secretary of State of the State of Delaware in accordance with Delaware Law.

2.5 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the Surviving Corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b) the Certificate of Incorporation of the Surviving Corporation shall be amended as reasonably directed by Macrovision, which amendment shall be set forth in the Certificate of Merger;

(c) the Bylaws of Merger Sub shall continue unchanged and be the Bylaws of the Surviving Corporation;

(d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed; and

(e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

2.6 Surrender of Certificates.

(a) Immediately upon the Closing and pursuant to the terms of an exchange agent agreement entered into by and among Macrovision, the Company, the Representative and Wells Fargo Bank, National Association, as exchange agent (the “Exchange Agent”), Macrovision shall deposit with the Exchange Agent the Total Consideration, less the Escrow Holdback Amount and the Employee Retention Escrow Amount. The Exchange Agent shall mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as the Exchange Agent may reasonably specify). Upon receipt of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as the Exchange Agent shall reasonably require, the Exchange Agent shall, subject to the terms of Section 2.3, cause to be promptly paid and delivered to such Company Stockholder that portion of the Total Consideration which such Company Stockholder has the right to receive to receive at the Effective Time pursuant to this Agreement. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall, as promptly as practicable following the receipt by the Exchange Agent of the foregoing documents, subject to the terms of Section 2.3, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Total Consideration and any other amount payable pursuant to Section 2.1(c) represented by the lost, stolen or destroyed Certificate in exchange therefore which the Company Stockholder has the right to receive. The Exchange Agent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to the Exchange Agent an indemnity agreement against any claim that may be made against Macrovision or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(b) From and after the Effective Time, no shares of Company Common Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Common Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law.

(c) At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to Macrovision or the Surviving Corporation, they shall be cancelled and exchanged for that portion of the Total Consideration and any other amount payable with respect to such Company Common Stock in accordance with Section 2.1(c), subject to the terms of Section 2.3.

2.7 Dissenting Shares. If, in connection with the Merger, holders of Company Common Stock shall have demanded and perfected appraisal rights pursuant to Section 262 of Delaware Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Total Consideration or any other amount payable with respect to such Company Common Stock in accordance with Section 2.1(c), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law. In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Common Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article II in respect of such shares as if such shares had never been Dissenting Shares, and Macrovision shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.6, following the satisfaction of the applicable conditions set forth in Section 2.6, the portion of the Total Consideration and any other amounts, to which such Company Stockholder would have been entitled under Section 2.1(c) with respect to such shares, subject to the provisions of Section 2.3 (regarding the withholding of the Escrow Holdback Amount). The Company shall give Macrovision (i) prompt notice of any demand received by the Company for appraisal of Company Common Stock or notice of exercise of a Company Stockholder’s appraisal rights in accordance with Delaware Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under such law. The Company agrees that, except with Macrovision’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights.

2.8 Tax Withholding. Macrovision, the Escrow Agent or any agent of Macrovision shall be entitled to deduct and withhold from the Total Consideration or other payment otherwise payable pursuant to this Agreement to any Company Stockholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of whom such deduction and withholding was made.

2.9 Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Macrovision, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.10 Payment of Company Debt. At the Closing, Macrovision shall wire (i) $254,716 to an account previously designated in writing by the Company, which payment shall be in full satisfaction of the Company’s outstanding indebtedness to Mr. Tom Sulzer and (ii) an amount equal to the Controlling Stockholder Debt to an account previously designated in writing by the Company, which payment shall be in full satisfaction of the Company’s outstanding indebtedness to the Controlling Stockholder. Such amounts shall be certified by each of Mr. Sulzer and the Controlling Stockholder, as applicable, in advance of the Closing as the total amounts due by the Company in full satisfaction of all outstanding indebtedness of the Company to each such entity.

2.11 338(h)(10) Election.

(a) Macrovision, on the one hand, and the Controlling Stockholder and the Company, on the other hand, shall, at the Closing, join in making elections under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (and any corresponding elections under state and local Tax law) (collectively the “Section 338(h)(10) Election”) with respect to the purchase and sale of the Company Capital Stock and the Company, Macrovision and the Controlling Stockholder shall cooperate in the completion and timely filing of such election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax law) or any successor provision. Macrovision and the Controlling Stockholder acknowledge and agree that the 338(h)(10) Election shall apply only to the purchase of the Company Capital Stock and that no Section 338(h)(10) election or Section 338(g) election will be made with respect to the acquisition of any other Acquired Company. Macrovision and the Controlling Stockholder shall cooperate with each other to take all actions necessary and appropriate (including executing and filing IRS Form 8023 and such other forms, returns, elections, schedules and other documents as may be required and filing consolidated and applicable state consolidated or combined tax returns for the year of the Merger including the Company) to effect and preserve the 338(h)(10) Election. The Controlling Stockholder, the Company and Macrovision, as conditions to the Closing, shall furnish completed and executed IRS Forms 8023 and required schedules thereto, and, to the extent required, any similar forms with respect to state, local or foreign Taxes. The Controlling Stockholder and Macrovision shall file all federal, state and local tax returns in conformity with Section 338(h)(10) of the Code, applicable regulations thereunder, and applicable state and local tax rules, and take no position inconsistent with such rules. The Controlling Stockholder represents that the Company is a member of an affiliated group of corporations filing consolidated federal income tax returns of which the Controlling Stockholder is the common parent, and the Controlling Stockholder has the authority to join in making the 338(h)(10) election and similar applicable state elections with respect to the Merger.

(b) At the Closing, Macrovision shall pay the Controlling Stockholder $7,000,000 in cash by wire transfer of immediately available funds to an account specified by the Controlling Stockholder prior to the Closing Date. Macrovision shall have no obligation to pay any additional amount to the Controlling Stockholder (or any of other member of the consolidated, combined or unitary Tax filing groups of which the Controlling Stockholder is the common parent) in respect of the 338(h)(10) Election, regardless of the Taxes that the Controlling Stockholder (or such member) may incur as a result of the 338(h)(10) Election and regardless of any subsequent adjustment of such Taxes.

(c) The Controlling Stockholder shall, within one hundred twenty (120) days of the Closing, prepare and furnish to Macrovision a schedule which sets forth the allocation of the deemed asset purchase consideration among the assets of the Controlling Stockholder (the “Allocation”). The Allocation shall be made in accordance with Section 338(h)(10) of the Code and applicable Treasury

Regulations thereunder, provided that the parties acknowledge and agree that in no event will the Allocation value the stock of MoodLogic, Inc. at more than $8 million. Macrovision shall have thirty (30) days to object in writing to the Allocation, which objection shall be made only if the Allocation as proposed by the Controlling Stockholder is unreasonable, after which time (and assuming no such objection is made) the allocation shall be final (the “Final Allocation”). If Macrovision provides written notice to the Controlling Stockholder prior to the end of such period that it objects to the Allocation, and Macrovision and the Controlling Stockholder cannot agree on the Allocation within twenty (20) days of the provision of such notice (the “Settlement Period”), such dispute shall be settled by an Independent Accounting Firm selected in the manner provided in Section 2.2, provided that such Independent Accounting Firm shall apply the principles and methods set forth in this Section 2.11 (including the principle that the Controlling Stockholder’s proposed Allocation shall be approved unless it is unreasonable), after which time the allocation determined by the Independent Accounting Firm shall become the Final Allocation. Macrovision and the Controlling Stockholder shall submit any such dispute to the Independent Accounting Firm within ten (10) days of the expiration of the Settlement Period, and shall instruct the Independent Account to reach its determination of such dispute within thirty (30) days of such submission. The Final Allocation may be redetermined, consistent with the principals and methods set forth in this Section 2.11, upon the happening of any event requiring such re-determination. The Final Allocation, once determined, shall be annexed to this Agreement as an exhibit, and any redetermination of the Final Allocation pursuant to the preceding sentence shall likewise be annexed to this Agreement with an appropriate designation. The Final Allocation shall be binding on the Controlling Stockholder and Macrovision for all Tax reporting purposes and no party hereto shall take any position inconsistent with the Final Allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the Company Disclosure Schedule which corresponds to this Article III, the Company represents and warrants to Macrovision that the statements contained in this Article III are true and correct on and as of the Agreement Date and shall be true and correct as of the Closing Date:

3.1 Organization and Good Standing. The Company and each of its Subsidiaries (collectively, the “Acquired Companies” and each an “Acquired Company”) (i) is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of jurisdiction in which it is organized or formed, as the case may be, (ii) has the corporate or limited liability company power and authority to own, operate and lease its properties and to carry on the Company Business and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; without limiting the foregoing, each Acquired Company is so qualified or licensed in each jurisdiction listed on Schedule 3.1 of the Company Disclosure Schedule. No Acquired Company is in violation of its Certificate of Incorporation or Bylaws or other similar organization documents, each as amended to date, and similar governing instruments.

3.2 Subsidiaries. Schedule 3.2 of the Company Disclosure Schedule sets forth a complete and correct list of each Acquired Company other than the Company. Section 3.2 of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by an Acquired Company of any other Acquired Company. All equity interests (including partnership interests and limited liability company interests) of such Acquired Companies held by the Company or by any other Acquired Company have been duly and validly authorized and are validly issued, fully paid and non- assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Acquired Companies are free and clear of any Encumbrances. No Acquired Company is obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of an Acquired Company or other entity in which it has an equity interest.

3.3 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Board of Directors of the Company and, upon receipt of the Stockholder Approval, will be duly and validly approved and authorized by the Company Stockholders, subject to mailing to the Company Stockholders an information statement regarding the transaction and the Stockholder Approval and the passage of twenty (20) days thereafter.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Authority or (ii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger (including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger by reason of the execution and delivery of, or the performance of its obligations under, this Agreement or the Company Ancillary Agreements or the consummation of the Merger), except for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign antitrust laws and, except in the case of clause (ii), to the extent that the failure to obtain such consent, approval, order or authorization of, or to make such registration, declaration or filing with such Person is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Required Vote of Stockholders. The affirmative vote or consent of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approval”), are the only votes or consents of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement. The record date under Delaware Law and the Certificate of Incorporation and Bylaws of the Company for purposes of determining the Company Stockholders entitled to give consents with respect to the Stockholder Approval is the Agreement Date. The consents will be obtained in a manner fully in accordance with, and without any violation of, Applicable Law.

3.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock. A total of 89,954,568 shares of Company Common Stock and no shares of Preferred Stock are issued and outstanding as of the Agreement Date. The rights, preferences, privileges and restrictions of the Company Capital are set forth in the Company’s Certificate of Incorporation. The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date (and, as updated in accordance with the definition of “Spreadsheet” in Article I hereof, as of the Closing Date), on a holder by holder basis, are set forth on Schedule 3.4(a) of the Company Disclosure Schedule, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Schedule, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Schedule. No person has any claim to any amount of Merger Consideration beyond their Pro Rata Share computed in accordance with the foregoing sentence. The Company holds no treasury shares. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except pursuant to agreements that will terminate by their terms upon the consummation of the Merger, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends declared and unpaid by the Company. The Company makes no representations in this Agreement as to Dissenters Rights claims or as to Dissenting Shares in connection with the transaction contemplated hereby.

(b) No Other Rights. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or securities of an Acquired Company or any securities or debt convertible into or exchangeable for Company Capital Stock or securities of an Acquired Company or obligating an Acquired Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of an Acquired Company.

3.5 No Conflict. Neither the authorization, execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Certificate of Incorporation or Bylaws (or other comparable charter documents) of an Acquired Company, each as currently in effect; (b) any Applicable Law applicable to an Acquired Company or any of their assets or properties; (c) any Company Material Contract; or (d) or any privacy policy of an Acquired Company. Neither the Company’s entering into this Agreement nor the consummation of the Merger shall change the obligation or right of an Acquired Company as they exist at the Closing and without giving effect to any action taken by Macrovision after the Closing to make payments to or receive payments from any customer or supplier of an Acquired Company or change the right of an Acquired Company to use any Company IP Rights.

3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against an Acquired Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against an Acquired Company. To the Company’s knowledge, there is no basis for any person to assert a claim against an Acquired Company based upon the Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement. No Acquired Company has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.7 Taxes.

(a) Tax Returns and Audits.

(i) Each Acquired Company (and any consolidated, combined, unitary or aggregate group for Tax purposes of which an Acquired Company is or has been a member), (A) has filed all Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects, (B) has timely paid all Taxes required to be paid by it for which payment was due, and (C) has established an adequate accrual or reserve for the payment of all Taxes not yet due but payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is reflected on the Company Balance Sheet) and will establish accruals or reserves for the payment of all Taxes not then due, but payable, by an Acquired Company in respect of the periods of portions thereof from the Balance Sheet Date to the Closing Date in accordance with past practices.

(ii) No Acquired Company has received any written notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (A) are currently pending before the U.S. Internal Revenue Service (the “IRS”) or any other taxing agency or authority (including any sales or use taxing authority) regarding an Acquired Company, or (B) have been raised by the IRS or other taxing agency or authority and not yet finally resolved. No Return of an Acquired Company is under audit by the IRS or any other taxing agency or authority.

(iii) No Encumbrances for Taxes are currently in effect against any of the assets of an Acquired Company, other than Permitted Encumbrances. There is not in effect any waiver by an Acquired Company of any statute of limitations with respect to any Taxes nor has an Acquired Company agreed to any extension of time for filing any Return that has not been filed. No Acquired Company has consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any taxing agency or authority.

(iv) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law); (D) any installment sale or open transaction disposition made on or prior to the Closing date, or (E) any prepaid amount received on or prior to the Closing Date.

(b) Withholding. Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) Special Tax Status and Indemnification Obligations.

(i) No Acquired Company is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does an Acquired Company have any liability or potential liability to another party under any such agreement, including the Tax Sharing and Indemnification Agreement executed on December 31, 2004 between Alliance Entertainment Corporation and the Controlling Stockholder.

(ii) No Acquired Company has ever been a member of a consolidated, combined, unitary or aggregate group, other than such a group of which the Controlling Stockholder was the ultimate parent corporation. No Acquired Company has liability for the Taxes of any Person (other than such Acquired Company) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise, including, without limitation, any liability for the Taxes of the consolidated, combined and affiliated group of which the Controlling Stockholder is the common parent.

(iii) No Acquired Company has ever filed any election under Section 341(f) of the Code. No Acquired Company is a “United States real property holding corporation” within the meaning of Section 897 of the Code, and each Acquired Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897 2(h) of the Treasury Regulations.

(iv) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(d) No Tax Shelters. No Acquired Company has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return. No Acquired Company has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e) Nonqualified Deferred Compensation. No Acquired Company is a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and the United States Treasury Regulations and IRS guidance thereunder (the “Guidance”). No payment pursuant to any arrangement between an Acquired Company and any “service provider” (as such term is defined in Section 409A of the Code and the Guidance), including, without limitation, the grant, vesting or exercise of any stock option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

3.8 Company Financial Statements. Schedule 3.8 of the Company Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (a) are derived from and are in accordance with the books and records of the Acquired Companies and were prepared in accordance with GAAP; and (b) fairly present the consolidated financial condition of the Acquired Companies at the dates therein indicated and the consolidated results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount). Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, the Acquired Companies have no material Liabilities, except for those Liabilities (a) required to be shown on the Company Balance Sheet or (b) that were incurred after the Balance Sheet Date in the ordinary course of the Company Business consistent with its past practices. Schedule 3.8 of the Company Disclosure Schedule sets forth (i) each outstanding item of Company Debt as of the date hereof and (ii) each Liability of the Company incurred after the Balance Sheet Date in an aggregate amount exceeding $50,000 and outstanding as of the date hereof.

3.9 Title to Properties. Each Acquired Company has good and marketable title to, or rights to use by lease or license, all of its assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business as currently conducted. All material properties used in the operations of the Company Business are reflected on the Company Balance Sheet. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Acquired Companies or used in the Company Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which an Acquired Company is a party are effective and afford such Acquired Company a valid leasehold possession of the real or personal property that is the subject of the lease. No Acquired Company owns or has any other interest in any real property. Schedule 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property owned by an Acquired Company.

3.10 Absence of Certain Changes. Since the Balance Sheet Date, each Acquired Company has operated its business in the ordinary course consistent with its past practices and since such date there has not been with respect to an Acquired Company any:

(a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b) amendment or change in its Certificate of Incorporation or Bylaws (or other comparable charter documents);

(c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money (other than trade liabilities incurred in the ordinary course of its business (including liabilities to creditors or employees for raw materials, inventories, services and supplies)), or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities in an amount not in excess of $25,000 for any single Liability to a particular creditor, except in any to the extent shown on the Company Balance Sheet or done in the ordinary course of its business consistent with its past practices;

(f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers in the ordinary course of its business;

(g) damage, destruction or loss of any material property or asset having, whether or not covered by insurance;

(h) other than the Success and Retention Bonuses or as otherwise done in the ordinary course of its business in connection with a new hire, change or increase in the compensation payable or to become payable to any of its officers, directors or employees, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors or employees;

(i) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(j) other than the Success and Retention Bonuses, liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices or inter-company borrowings which will constitute Company Debt as of the Closing Date;

(k) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract, other than in the ordinary course of its business;

(l) making by it of any loan, advance or capital contribution to, or any investment in, any firm or business enterprise in which any of its officers, directors or stockholders or person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m) any default by it under any Material Contract (or other right or obligation), or any written or, to the Company’s knowledge, oral assertion that would reasonably be perceived as credible by the other party thereto of any material default under any such Company Material Contract or such other party’s specifically stated intention to terminate or not renew any such Company Material Contract;

(n) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(o) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation on its part that involves in excess of $50,000 per year and that is not entered into in the ordinary course of its business consistent with its past practices;

(p) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company, other than the sale or non-exclusive license of its products or services to its customers in the ordinary course of its business;

(q) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(r) any deferral of the payment of any accounts payable other than in the ordinary course of its business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of its business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(s) announcement of, or any entry into, any Contract to do any of the things described in the preceding clauses (a) through (r) (other than negotiations and agreements with Macrovision and its representatives regarding the transactions contemplated by this Agreement).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.11(a)-(m) of the Company Disclosure Schedule set forth a list of each of the following Contracts to which an Acquired Company is a party or to which an Acquired Company or any of its assets or properties is bound:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $50,000 or more in any twelve (12) month period;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it;

(d) any joint venture or partnership Contract;

(e) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant in connection with the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP, other than those representing Company Debt to be paid off in connection with the Closing;

(g) any Contract that restricts it from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions) or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

(h) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(i) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor;

(j) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(l) any Contract in which its officers, directors, employees or stockholders or any member of their immediate families is interested (whether as a party or otherwise); or

(m) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(m) of this Section 3.11 to be listed on the applicable subsection of Schedule 3.11 of the Company Disclosure Schedule has been made available to Macrovision. All Company Material Contracts are in written form. Section 3.11 of the Company Disclosure Schedule sets forth the Company Material Contracts that require consent of a third party to assign in connection with a change of control transaction.

3.12 No Default; No Restrictions.

(a) Each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to an Acquired Company or, to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a payment, rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract or (4) the right to cancel, terminate or modify any Company Material Contract. No Acquired Company has received any written, or, to the Company’s knowledge, oral notice or other communication that would reasonably be perceived as credible regarding any actual or possible violation or breach of or default under, or intention to cancel or modify in an adverse way to the Company, any Company Material Contract. No Acquired Company has Liability for renegotiation of government contracts or subcontracts.

(b) No Acquired Company is party to, and no asset or property of an Acquired Company is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits an Acquired Company or, following the Effective Time, will restrict or prohibit the Surviving Corporation or an Acquired Company, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which an Acquired Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that an Acquired Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer or similar pricing provisions), or includes any grants by an Acquired Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13 Intellectual Property.

(a) Each Acquired Company owns or has the valid right or license to all Intellectual Property and patent rights, used in any Company Product or Service (as defined in Section 3.13(c)) or otherwise used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). To the Company’s knowledge, such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by an Acquired Company; and “Company-Licensed IP Rights” means Company IP Rights that are licensed to an Acquired Company by a third party.

(b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of an Acquired Company or the Surviving Corporation to use, make, market, license, sell, copy, distribute, or dispose of any Company IP Right or portion thereof. No Acquired Company is under any obligation to pay any party royalties, honoraria, fees or other payments to third parties as a result of the ownership or use of any Company IP Rights, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) Schedule 3.13(c) of the Company Disclosure Schedule sets forth a list (by name and version number) of each of the products and services currently furnished or offered by an Acquired Company and each product and service currently under development by an Acquired Company (each a “Company Product or Service”). Neither the operation of the Company Business nor the use, or furnishing of any Company Product or Service currently used or furnished by an Acquired Company (i) violates any license or other Contract between an Acquired Company and any other party or (ii) infringes or misappropriates any Intellectual Property right of any other party. There is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of an Acquired Company to use or furnish any Company IP Right or Company Product or Service. No Acquired Company has received any written notice from any third party notifying an Acquired Company of, or requesting that an Acquired Company enter into a license under, any third party patents. None of the Company-Owned IP Rights or Company Products or Services is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, furnishing or disposition by an Acquired Company of any Company-Owned IP Rights or any Company Product or Service or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

(d) To the Company’s knowledge, no current or former employee, consultant, independent contractor, officer or director of an Acquired Company: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, an Acquired Company; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for an Acquired Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company’s knowledge, neither the employment of any employee of an Acquired Company, nor the use by the Company of the services of any consultant or independent contractor subjects an Acquired Company to any Liability to any third party (including for improperly soliciting such employee, consultant or independent contractor to work for an Acquired Company).

(e) Each Acquired Company has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all such Acquired Company interests, proprietary rights and trade secrets in the Company IP Rights. All current and former directors, officers, employees, consultants and independent contractors of an Acquired Company having access to proprietary information of an Acquired Company, its customers or business partners and inventions owned by an Acquired Company have executed and delivered to such Acquired Company an agreement regarding the protection of such proprietary information and the assignment of inventions to an Acquired Company; and copies of all such agreements have been delivered to Macrovision. Each Acquired Company has secured valid written assignments from all of such Acquired Company’s current and former consultants, independent contractors, employees, officers and directors who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that an Acquired Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of an Acquired Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(f) Schedule 3.13(f) of the Company Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of an Acquired Company of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written notices of governmental actions made or taken pursuant to Applicable Law by an Acquired Company to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered, (iii) all trademarks and works of authorship owned by an Acquired Company for which no application or registration has been filed and (iv) all inter parte proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) which relate to any of the Company-Owned IP Rights. All Company-Owned IP Rights are valid, subsisting and enforceable, and an Acquired Company is the record owner of all registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights that are Company-Owned IP Rights. An Acquired Company is the exclusive owner of all trademarks and, to the knowledge of the Company, trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution, provision or marketing of any Company Products or Services by such Acquired Company. An Acquired Company owns exclusively, and has good title to, all works of authorship that are included or incorporated into Company Products or Services or which the Company otherwise purports to own.

(g) All issued patents and registered trademarks and service marks owned by an Acquired Company are currently in compliance with all legal requirements other than any requirement that, if not satisfied, with respect to a patent would not result in a revocation or lapse or otherwise adversely affect its enforceability, and with regard to a trademark or service mark would not result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the trademark or service mark. No Acquired Company has engaged in any inequitable conduct, patent misuse, or fraud, or failed to disclose material prior art, in connection with the prosecution of any patent application owned by an Acquired Company or the enforcement or licensing of any patent owned by an Acquired Company, in a manner that would result in the abandonment or unenforceability of such patent application or patent.

(h) The Company owns all right, title and interest in and to all Intellectual Property used in the Company Business free and clear of all Encumbrances, other than (i) Permitted Encumbrances, (ii) licenses and rights listed in Schedule 3.13(h) of the Company Disclosure Schedule and (iii) licenses in the form of standard customer agreements, the forms of which are included in Schedule 3.11 of the Company Disclosure Schedule.

(i) Except as set forth on Schedule 3.13(i) of the Company Disclosure Schedule, none of the licenses or other Contracts listed in Schedule 3.13(h) of the Company Disclosure Schedule grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. No Acquired Company has transferred ownership of any Intellectual Property that is or was owned by such Acquired Company to any third party, or knowingly permitted an Acquired Company’s rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(j) There are no unfulfilled performance commitments under any license, sublicense or Contract listed on Schedule 3.13(h) of the Company Disclosure Schedule or in the form of the standard customer agreement, including specified upgrades and undelivered elements, except for maintenance services which have not yet been provided as it related to undelivered elements.

(k) Neither an Acquired Company nor any other party authorized to act on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any person or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by an Acquired Company or any other party authorized to act on its behalf to any party of any Company Source Code. Schedule 3.13(k) of the Company Disclosure Schedule identifies each Contract pursuant to which an Acquired Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(k), “Company Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code thereof that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by an Acquired Company.

(l) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of an Acquired Company.

(m) All software developed by an Acquired Company and all Company Products or Services provided by or through an Acquired Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers.

(n) The Company has made available to Macrovision all Documentation relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by an Acquired Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by an Acquired Company in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company has implemented any and all material security patches or other upgrades that to the knowledge of the Company are generally available for that software.

(o) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock or pursuant to instruments of indebtedness for borrowed money) was used in the development of the Company Products or Services, computer software programs or applications owned by an Acquired Company. No current or former employee, consultant or independent contractor of an Acquired Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for an Acquired Company.

(p) Except as set forth in Schedule 3.13(p) of the Company Disclosure Schedule, no Acquired Company has taken any actions that (i) incorporate any Public Software, in whole or in part, into any Company-Owned IP Right or any Company Product or Service or any portion thereof, (ii) use Public Software, in whole or in part, in the development of any part of any Company-Owned IP Right or any Company Product or Service or any portion thereof in a manner that may subject any Company-Owned IP Right or Company Product or Service, in whole or in part, to all or part of the license obligations of any Public Software or (iii) combine or distribute any Company-Owned IP Right or any Company Product or Service with Public Software. As used herein, “Public Software” means software licensed pursuant to terms that directly or indirectly grant, or purport to grant, to any third party any rights or immunities under the Company-Owned IP or any Company Product or Service. Public Software includes, without limitation, any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge and, by way of example, shall include, without limitation, software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

3.14 Compliance with Laws.

(a) Each Acquired Company is now in material compliance with all Applicable Law, and to the knowledge of the Company, has in the past four (4) years complied in all material respects with all Applicable Law.

(b) All materials, products and services distributed or marketed by an Acquired Company have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(c) The Acquired Companies hold all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. No Acquired Company has received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental

Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(d) Neither an Acquired Company nor any director, officer, agent or employee of an Acquired Company has, for or on behalf of an Acquired Company, (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.

3.15 Certain Transactions and Agreements. To the knowledge of the Company, none of the officers and directors of the Acquired Companies, and no stockholder of an Acquired Company owning any more than 1.5% of the Company Common Stock, nor any immediate family member of an officer or director of an Acquired Company, has a direct ownership interest of more than 2% of the equity ownership of any firm or corporation that competes with, or does business with an Acquired Company. To the knowledge of the Company, none of the officers and directors of the Acquired Companies, and no stockholder of an Acquired Company, nor any immediate family member of an officer or director of an Acquired Company, has any contractual arrangement with an Acquired Company (other than, in the case of officers and employees of the Acquired Companies, ordinary course, at-will employment arrangements that provide them compensation and benefits amounts shown on the Acquired Companies’ payroll and benefits records as of the date of this Agreement made available to Macrovision). None of said officers, directors, stockholders or of immediate family members, is a party to, or otherwise directly or indirectly interested in any Company Material Contract.

3.16 Employees, ERISA and Other Compliance.

(a) Each Acquired Company, and to the knowledge of the Company any entity or person from whom an Acquired Company has leased any employees, is in compliance, with respect to any service providers to an Acquired Company, in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. A complete list of all employees, officers and consultants of each Acquired Company and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Schedule 3.16(a) of the Company Disclosure Schedule. To the knowledge of the Company, all employees of each Acquired Company are legally permitted to be employed by such Acquired Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. All independent contractors providing services to each Acquired Company have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. No Acquired Company has any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b) To the knowledge of the Company, no Acquired Company is now, nor has ever been, subject to a union organizing effort. No Acquired Company is subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, nor subject to any current labor disputes. Each Acquired Company has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on its labor relations, and has no knowledge that any of its key employees intends to leave their employ.

(c) No Acquired Company has a pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code. No pension plan of an Acquired Company is subject to Title IV of ERISA.

(d) Schedule 3.16(d) of the Company Disclosure Schedule lists each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchase rights, phantom stock or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by an Acquired Company or any ERISA Affiliate and covers any employee or former employee of an Acquired Company. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements”.

(e) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. No such Company Benefit Arrangement is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(f) Each Acquired Company has timely filed and delivered or made available to Macrovision and its legal counsel its recent annual report (Form 5500) and all schedules attached thereto for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor (“DOL”), or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Benefit Arrangement.

(g) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened in writing against an Acquired Company with respect to any Company Benefit Arrangement (other than claims for benefits under such Company Benefit Arrangement which are routine and uncontested), including any audit or inquiry by the IRS or the DOL. No Acquired Company has been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that an Acquired Company sponsors as employer or in which an Acquired Company participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that would be reasonably likely to result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) or ERISA.

(h) All contributions due from an Acquired Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company’s consolidated financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of its business, consistent with past practices, after the Balance Sheet Date as a result of the operations of an Acquired Company after the Balance Sheet Date). No Acquired Company maintains, nor has an Acquired Company ever maintained, any Company Benefit Arrangement qualified under Section 401(a) of the Code. All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA have been paid or, if not paid, will be paid by an Acquired Company.

(i) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have decline in writing.

(j) No Acquired Company has or will have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(k) There has been no amendment to, written interpretation or announcement (whether or not written) by an Acquired Company relating to, or change in employee participation or coverage under (including in each case as a result of the transactions contemplated by this Agreement), any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2006 (other than increased insurance premiums), except any such amendments that are required under Applicable Law.

(l) Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect an Acquired Company and its employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on an Acquired Company or Macrovision.

(m) Except as set forth in Schedule 3.16(m) of the Company Disclosure Schedule, no benefit payable or that may become payable by an Acquired Company pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Schedule 3.16(m) of the Company Disclosure Schedule, an Acquired Company is not a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving an Acquired Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. No Acquired Company has an obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which an Acquired Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.16(m) of the Company Disclosure Schedule.

(n) To the Company’s knowledge, no employee or consultant of an Acquired Company is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by an Acquired Company or to use trade secrets or proprietary information of others. To the Company’s knowledge, the employment of any employee or consultant by an Acquired Company does not subject it to any Liability to any third party and Liabilities with respect to employer payroll tax and employee tax withholding.

(o) No Acquired Company has established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(p) Since the inception of each Acquired Company, there has been no “mass layoff”, “employment loss”, or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of such Acquired Company.

(q) Schedule 3.16(q) to the Company Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which an Acquired Company is a party. Each such nonqualified deferred compensation plan to which an Acquired Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A as a transfer of property for purposes of Section 83 of the Code.

(r) The Company has delivered to Macrovision true and complete copies of all election statements under Section 83(b) of the Code that are in the possession or subject to its control with respect to any unvested securities or other property issued by an Acquired Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other services providers.

(s) No Acquired Company is required by law to offer any voluntary payment of accrued and unused vacation liabilities to any persons other than upon the termination or cessation of their employment with such Acquired Company.

(t) A true, correct and complete list of all officers and directors of the Acquired Companies, specifying their office and annual rate of compensation, and a list of all of the employees of the Acquired Companies specifying the date and location of employment, current title, annual rate of compensation is attached hereto as Schedule 3.16(t).

3.17 Corporate Documents. The Company has made available to Macrovision for examination all documents listed in the Company Disclosure Schedule (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Certificate of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of each Acquired Company; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of each Acquired Company; (c) the stock ledger and option ledger and journal reflecting all stock issuances and transfers and all grants of options relating to each Acquired Company; and (d) all permits, orders and consents issued by, and filings by each Acquired Company with, any regulatory agency with respect to each Acquired Company, or any securities of each Acquired Company, and all applications for such permits, orders and consents.

3.18 Merger Expenses. Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, other than the Success and Retention Bonus Agreement. All Merger Expenses shall be paid concurrently with the Closing.

3.19 Books and Records.

(a) The books, records and accounts of the Acquired Companies (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years and (iii) accurately and fairly reflect the basis for the Company Financial Statements.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on the Acquired Company’s books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.20 Insurance. The Acquired Companies maintain the policies of insurance set forth in Schedule 3.20 of the Company Disclosure Schedule. Schedule 3.20 of the Company Disclosure Schedule sets forth the name of the insurer under each such policy, the type of policy , and the coverage amount and any applicable deductible. There is no material claim pending, or to the knowledge of the Company, is there a basis for any material claim, under any of such policies, including as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been timely paid, and the Company is otherwise in compliance with the terms of such policies. All such policies remain in full force and effect. The Company has delivered or made available to Macrovision such policies.

3.21 Environmental Matters.

(a) Each Acquired Company is in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by each Acquired Company of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. No Acquired Company has received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that an Acquired Company is not in compliance with any Environmental Law, and to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by an Acquired Company with any current Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or possessed by an Acquired Company has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or an Acquired Company is not in compliance with any Environmental Law. All Governmental Permits held by an Acquired Company pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of the Company Disclosure Schedule.

(b) For purposes of this Section 3.21: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.22 No Existing Discussions. Neither an Acquired Company nor, to the knowledge of the Company, any director, officer, stockholder, employee or agent (or any investment banker, broker, finder or similar party) of an Acquired Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

3.23 Customers and Suppliers. No Acquired Company has an outstanding material dispute concerning products and/or services provided by any supplier to whom an Acquired Company paid (or accrued an obligation to pay) $50,000 or more on an annual basis (each a “Significant Supplier”).

3.24 Privacy. The Company and each Acquired Company has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Schedule 3.24 of the Company Disclosure Schedule. The an Acquired Companies’ privacy policies are and have been available on the Company Websites (as defined below) at all times during the periods indicated on Schedule 3.24 of the Company Disclosure Schedule. The Acquired Companies’ privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies. Each Acquired Company has complied with all Applicable Law relating to (a) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by an Acquired Company (collectively, the “Company Websites”), and (b) the collection, storage and transfer of any personally identifiable information collected by an Acquired Company or by third parties having authorized access to the Acquired Companies’ records. Each Acquired Company’s privacy policies conform, and at all times have conformed, to all of the such Acquired Company’s contractual commitments to its customers and the viewers of the Company Websites. Each of the Company Websites and all materials distributed or marketed by an Acquired Company have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. No claims have been asserted or, to the knowledge of the Company, are threatened against an Acquired Company by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of an Acquired Company. With respect to all personal and user information described in this Section 3.24, an Acquired Company has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

3.25 Accounts Receivable. Schedule 3.25 of the Company Disclosure Schedule sets forth an accurate and complete aging of the Company’s consolidated accounts receivable as of September 30,

2007 in the aggregate and by customer, indicates the amounts of allowances for doubtful accounts, and sets forth such amounts of consolidated accounts receivable as of September 30, 2007 of the Company which are subject to asserted claims by customers and reasonably detailed information regarding asserted claims made within the last year, including the type and amounts of such claims.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MACROVISION AND MERGER SUB

Macrovision and Merger Sub represent and warrant to the Company that, except as disclosed in a disclosure letter delivered by Macrovision to the Company as of the date hereof, the statements contained in this Article IV are true and correct on and as of the date of this Agreement and shall be true and correct at all times until the Closing Date:

4.1 Organization and Good Standing. Macrovision is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Macrovision and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Macrovision’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Macrovision Ancillary Agreements and the Merger Sub Ancillary Agreements. Macrovision has made available to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Macrovision and Merger Sub, each as amended to date. Neither Macrovision nor Merger Sub is in violation of its respective Certificate of Incorporation or Bylaws, each as amended to date.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Macrovision has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Macrovision Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Macrovision of this Agreement, each of the Macrovision Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Macrovision. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, except for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and the pre-merger notification requirements under the HSR Act and applicable foreign Antitrust Laws, is necessary or required to be made or obtained by Macrovision or Merger Sub to enable Macrovision and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Macrovision Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Macrovision or Merger Sub would not be material to Macrovision’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Macrovision Ancillary Agreements and the Merger Sub Ancillary Agreements.

(c) Enforceability. This Agreement has been duly executed and delivered by Macrovision and Merger Sub. This Agreement and each of the Macrovision Ancillary Agreements are, or when executed by Macrovision shall be, valid and binding obligations of Macrovision, enforceable against Macrovision in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. Neither the execution and delivery of this Agreement, any of the Macrovision Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Macrovision or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Certificate of Incorporation, as applicable, or Bylaws of Macrovision or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Macrovision, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Macrovision or Merger Sub is a party or by which Macrovision or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Macrovision’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Macrovision Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.4 Interim Operations of Merger Sub. Merger Sub was formed by Macrovision solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Macrovision, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

4.5 Stockholders Consent. No consent or approval of the stockholders of Macrovision is required or necessary for Macrovision to enter into this Agreement or to consummate the transactions contemplated hereby.

4.6 Financing. Macrovision possesses and will possess sufficient cash funds and has and will have available to it adequate financial resources to pay Total Consideration pursuant to Section 2.1(c) of this Agreement.

4.7 Litigation. There are no actions, suits, inquiries, proceedings or investigations pending, or to Macrovision’s knowledge, threatened, before any court or governmental or administrative body or agency against Macrovision or Merger Sub relating to the transactions contemplated by this Agreement or the Macrovision Ancillary Agreements to which they are a party or that would reasonably be expected to prevent, impede or materially delay Macrovision’ s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement or the Macrovision Ancillary Agreements to which they are a party.

4.8 Independent Investigation. Macrovision and Merger Sub acknowledge and agree that no representation or warranty has been or is being made by the Company except as expressly set forth in this Agreement and that no representation or warranty is being made as to the future operations or prospects of the Acquired Companies.

ARTICLE V

COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article VIII, the Company covenants and agrees with Macrovision as follows:

5.1 Advice of Changes. The Company shall promptly advise Macrovision in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article III untrue or inaccurate such that the condition set forth in Section 7.2 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 7.2 would not be satisfied (c) any Material Adverse Change in the Company and its Subsidiaries taken as a whole, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or cause any of the conditions set forth in Section 7.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Schedule.

5.2 Maintenance of Business.

(a) The Company shall use its commercially reasonable efforts to carry on and preserve the Company Business and its business relationships with customers, advertisers, suppliers, employees and others with whom an Acquired Company has contractual relations.

(b) Each Acquired Company shall (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform its other Liabilities when due in the ordinary course of its business.

(c) Each Acquired Company shall use its commercially reasonable efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

5.3 Conduct of Business. Without limiting the generality of Section 5.2, except (i) in the ordinary course of its business consistent with past practice, (ii) as otherwise required, contemplated or permitted by this Agreement, (ii) as set forth on Schedule 5.3, (iii) as required by Applicable Law, (iv) as required by a Contract in existence as of the date hereof or (v) with the written consent of the Macrovision (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will not, and shall cause its Subsidiaries to not:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person, except for amounts, other than indebtedness among the Acquired Companies or amounts which will constitute Company Debt as of the Closing Date;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of its business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances or (iv) prepay any indebtedness;

(c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract;

(d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business;

(f) (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (including without limitation any payments for accrued and unused vacation, except such payments as are required by law in the event of a termination or other cessation of employment, it being acknowledged and agreed by an Acquired Company that it is not required by law to offer any voluntary payment of accrued and unused vacation liabilities to any persons other than upon the termination or cessation of their employment), (ii) amend or enter into any employment or consulting Contract with any such person or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);

(g) change any of its accounting methods, except as may be required by GAAP;

(h) terminate, waive or release any right or claim having an aggregate value in excess of $50,000;

(i) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(j) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(k) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Macrovision or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(l) amend its Certificate of Incorporation or Bylaws or other comparable charter documents;

(m) license any of its technology or Intellectual Property or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee);

(n) materially change any of the insurance coverage described on Schedule 3.20;

(o) (i) agree to any audit assessment by any taxing authority, (ii) file any Return or any amendment to any Return unless copies of such Return or amendment have first been delivered to Macrovision for its review at a reasonable time prior to filing, (iii) except as required by Applicable Law or GAAP, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, if any such action described in this clause (o) would have the effect of increasing the Tax liability of an Acquired Company for any period ending after the Closing Date;

(p) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(q) (i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(r) (i) pay, discharge or satisfy, in an amount in excess of $25,000 in any one case or $100,000 in the aggregate, any Liability arising otherwise than in the ordinary course of its business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses or (ii) make any other capital expenditures, capital additions or capital improvements;

(s) materially change the manner in which it extends warranties, discounts or credits to customers; or

(t) (i) agree to do any of the things described in the preceding clauses (a)-(t), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect or (iii) take or agree to take any action which would reasonably be expected to prevent an Acquired Company from performing or cause an Acquired Company not to perform one or more covenants required hereunder to be performed by an Acquired Company.

For purposes of this Section 5.3, “Company Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13 had such Contract been in effect on the date of this Agreement.

5.4 Regulatory Approvals. The Company shall use commercially reasonable efforts to promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, including any filing required under the HSR Act, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Macrovision to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees required to be paid by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Macrovision of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Macrovision. The Company shall use commercially reasonable efforts to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any applicable antitrust law. The Company shall consult and cooperate with Macrovision, and consider in good faith the views of Macrovision, and provide to Macrovision in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of the Company hereto in connection with proceedings under or relating to any antitrust law.

5.5 Approval of Company Stockholders. Immediately following the execution of this Agreement, the Controlling Stockholder shall execute and deliver to the Company (and the Company shall immediately deliver to Macrovision a copy of) an irrevocable Action by Written Consent (the “Stockholder Written Consent”) in the form attached as Exhibit A, pursuant to which, among other things, the Digital On-Demand, Inc., a California corporation, will duly adopt this Agreement pursuant to and in accordance with the applicable provisions of Delaware Law and the Company’s Certificate of Incorporation and Bylaws. The Company, with the assistance of Macrovision, will prepare an information statement (the “Information Statement”) in form and substance reasonably acceptable to Macrovision and its representatives, with respect to the Merger, the Stockholder Approval and related matters. Each of Macrovision and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement. As soon as reasonably practicable after the execution of this Agreement, the Company will distribute the Information Statement to the Company Stockholders. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement, the Company or Macrovision, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to the Company Stockholders, such amendment or supplement.

5.6 Necessary Consents. The Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement which are listed on Schedule 5.6 of the Company Disclosure Schedule.

5.7 Litigation. The Company shall notify Macrovision in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or to the Company’s knowledge received any threat that would reasonably be perceived as credible against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

5.8 No Other Negotiations.

(a) The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, stockholders, affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Macrovision) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding an Acquired Company to any Person (other than Macrovision and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.8); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Macrovision and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.8); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Macrovision and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between an Acquired Company and any Person (other than Macrovision) that is related to, provides for or concerns any Alternative Transaction. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.8(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.8(a).

(b) The Company shall notify Macrovision within twenty-four (24) hours after receipt by the Company (or, to the Company’s knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to an Acquired Company or for access to any of the properties, books or records of an Acquired Company by any Person or Persons other than Macrovision (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Macrovision fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Macrovision a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. The Company shall provide Macrovision with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

5.9 Access to Information. The Company shall allow Macrovision and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Acquired Companies, including any and all information relating to the Acquired Companies’ taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement between the Company and Macrovision dated May 1, 2007 (the “Mutual NDA”). The Company shall cause its accountants to cooperate with Macrovision and Macrovision’s agents and advisors in making available all financial information reasonably requested by Macrovision and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants. The Company will use reasonable efforts to respond to Macrovision’s reasonable information requests with respect to the status of the Company’s business and business relationships.

5.10 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.11 Notices to Company Stockholders, Company Employees.

(a) The Company shall timely provide the Company Stockholders all advance notices required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement and under Applicable Law.

(b) The Company shall give all notices and other information required to be given by the Company to the employees of the Acquired Companies, any collective bargaining unit representing any group of employees of the Acquired Companies, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.12 DOD License. Digital On-Demand, a California corporation, and the Company shall negotiate in good faith to cause the DOD License to be finalized and executed.

ARTICLE VI

MACROVISION COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article VIII, Macrovision covenants and agrees with the Company as follows:

6.1 Advice of Changes. Macrovision shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Macrovision or Merger Sub contained in Article IV untrue or inaccurate such that the condition set forth in Section 7.3 would not be satisfied, or (b) any breach of any covenant or obligation of Macrovision or Merger Sub pursuant to this Agreement, any Macrovision Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 7.3 would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not be deemed to amend or supplement the Macrovision Disclosure Letter.

6.2 Regulatory Approvals. Macrovision shall use commercially reasonable efforts to promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Macrovision Ancillary Agreement or any Merger Sub Ancillary Agreement. Macrovision shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Macrovision with respect to such authorizations, approvals and consents. Macrovision shall promptly inform the Company of any material communication between Macrovision and any Governmental Authority regarding any of the transactions contemplated hereby. If Macrovision or any Affiliate of Macrovision receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Macrovision shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Macrovision shall use its commercially reasonable efforts to contest any Antitrust Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any applicable antitrust law; provided, however, Macrovision shall not be obligated to agree to or consent to (i) any action or judgment that would result in the sale or other disposition (through the establishment of a trust or otherwise) of any material asset or material category of assets of Macrovision and its Subsidiaries taken as a whole or (ii) any material limitation on the ability of Macrovision to conduct the business of Macrovision and its Subsidiaries as of the date hereof or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock. Macrovision shall consult and cooperate with the Company, and consider in good faith the views of the Company, and provide to the Company in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of Macrovision hereto in connection with proceedings under or relating to any antitrust law.

6.3 Satisfaction of Conditions Precedent. Macrovision shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 7.1 and 7.3, and Macrovision shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement as soon as reasonably practical. In furtherance of the foregoing, Macrovision shall, in good faith, negotiate the DOD License pursuant to Section 5.11.

6.4 [Intentionally Omitted.]

6.5 Employee Matters.

(a) Macrovision shall, commencing on the Closing Date employ each employee of the Acquired Companies (individually, a “Company Group Employee”, collectively, the “Company Group Employees”) who is an employee of any of the Acquired Companies immediately prior to the Closing; provided that each such Company Group Employee’s employment shall be on an “at will” basis and nothing herein shall limit the right of Macrovision to terminate any Company Group Employee after the Closing Date.

(b) Following the Closing, Macrovision shall pay to each employee of the Acquired Companies any bonuses and commissions, to the extent accrued and included as Working Capital Liabilities in the calculation of the Net Working Capital Adjustment (as finally determined pursuant to Section 2.2), in respect of the year ended December 31, 2007 on February 1, 2008 and only to the extent only that such employee is employed by Macrovision or its Subsidiaries (including the Acquired Companies) at the date such payments are to be made.

(c) Macrovision shall, as to each Company Group Employee, provide (i) such employee benefits that are offered to other similarly-situated employees of Macrovision or its applicable Affiliates or Subsidiaries, (ii) a base salary and commission-based compensation (if applicable) no less favorable than in existence at the Company on the date of this Agreement and (iii) such other benefits and bonus opportunities that are substantially similar, (but not necessarily equal or better in every single respect) as those in effect prior to the date of this Agreement for such Company Group Employee.

(d) Solely with respect to Macrovision’s medical and dental plans or programs maintained by Macrovision for employees in general, Macrovision shall provide the Company Group Employees equivalent credit for periods of service to an Acquired Company prior to the Closing and, subject only to the approval of the applicable insurance provider, if any, which Macrovision shall use its reasonable best efforts to obtain, cause such plans to honor any expenses incurred by the Company Group Employees under similar plans of the Acquired Companies during the portion of the calendar year prior to the Closing for the purposes of satisfying applicable deductible, co-payment, and maximum out-of-pocket expenses under any such plans; provided that Macrovision shall not be obligated to provide any benefits under this paragraph that result in duplication of benefits. No additional waiting periods shall be required for eligibility for Macrovision’s medical or dental plans or programs (unless otherwise required by the terms of the applicable program and subject to Macrovision’s obligation to use its reasonable best efforts to cause the benefit provider to waive any such requirement). Except as may otherwise specifically be provided in a written employment offer to a Company Group Employee, for purposes of determining the applicable benefit level under Macrovision’s 401(k) plan, flexible time off program and for purposes of any future severance plan or programs (if applicable), length of service calculations shall be made as though the first day of actual employment is the Closing Date.

(e) Effective on completion of Macrovision’s transition to a new 401(k) plan administrator, currently anticipated to be on or about February 1, 2008, each Company Group Employee shall be eligible to participate in a 401(k) plan maintained by Macrovision. The Company shall notify the administrator or provider of the 401(k) plan maintained by the Company prior to the Closing Date that the Company intends to terminate such 401(k) plan, with such termination to be effective as of the Closing Date. Following the Effective Time, Macrovision shall assist each Company Group Employee to roll such Company Group Employee’s funds from the 401(k) plan maintained by the Company to an IRA account or into the 401(k) plan maintained by Macrovision to the extent allowed and pursuant to the terms and conditions specified thereunder. To the extent that a Company Group Employee has an outstanding loan that becomes due because of the termination of the Company’s 401(k) plan, and to the extent such Company Group Employee is not otherwise able to repay the loan by other reasonable means, Macrovision shall make bridge financing available as may be reasonably requested to each Company Group Employee with an outstanding loan from the 401(k) plan in an amount sufficient such that each such Company Group Employee shall be able to repay such loans when due on terms and conditions as may be reasonably determined by Macrovision.

(f) Macrovision shall not cause or direct, for a period commencing on the Closing Date and ending ninety days thereafter, any “employment losses” that would result in any “plant closing” or “mass layoff”, as those terms are defined in the WARN Act affecting the Company’s site of employment or facility.

(g) The provisions of this Section 6.5 are for the sole benefit of the parties to this Agreement and their respective permitted successors and assigns, and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable rights or remedies under or by reason of this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING OF MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.4, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained, including the expiration of all mandatory waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign antitrust laws.

(b) Company Stockholder Approval. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Applicable Law and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or consent of the Company Stockholders.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of an Acquired Corporation by Macrovision after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d) Forms 8023. The Controlling Stockholder, the Company and Macrovision shall have furnished completed and executed Forms 8023 as provided for in Section 2.11(a).

(e) DOD License. The DOD License shall have been entered into by the Representative and All Media Guide, LLC on substantially the terms set forth on Exhibit C and in substantially the form of agreement also attached as part of Exhibit C.

7.2 Additional Conditions to Obligations of Macrovision and Merger Sub. The obligations of Macrovision and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Macrovision and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date except for changes contemplated or permitted by this Agreement and except where the failure of such representations and warranties to be in compliance with the standard set forth above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies taken as a whole; and Macrovision shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Macrovision shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Dissenting Stockholders. Holders of not more than three percent (3%) of the issued and outstanding Company Capital Stock as of the Closing shall have elected to, or continue to have contingent rights to, exercise appraisal rights under Delaware Law as to such shares.

(d) Escrow Agreement. The Escrow Agent and the Representative shall have executed and delivered to Macrovision the Escrow Agreement and such agreement shall remain in full force and effect.

(e) Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(f) FIRPTA. Macrovision, as agent for the stockholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to Macrovision, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Macrovision’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(g) Opinion of the Company’s Counsel. Macrovision shall have received an opinion dated the Closing Date of Munger, Tolles & Olson LLP, outside counsel to the Company, as to the matters set forth on Exhibit B.

(h) Spreadsheet. Macrovision shall have received the Spreadsheet from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Macrovision that the Spreadsheet is accurate and shall not diminish Macrovision’s remedies hereunder if the Spreadsheet is not accurate.

(i) Consents. Macrovision shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Schedule 7.2(i) of the Company Disclosure Schedule.

(j) Releases. The Company shall have provided such documentation as may be reasonably requested by Macrovision to reflect the satisfaction of all Company Debt upon the Closing and the release of any Encumbrances related thereto, including, without limitation, such Encumbrances relating to the Union Bank Facility.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Macrovision and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and except where the failure of such representations and warranties to be in compliance with the standard set forth above would not reasonably be expected to prevent, impede or delay the ability of Macrovision or Merger Sub to consummate the transactions contemplated by this Agreement or the Macrovision Ancillary Agreements or Merger Sub Ancillary Agreement to which they are parties; and the Company shall have received a certificate signed on behalf of Macrovision and Merger Sub by an officer of Macrovision and Merger Sub to such effect.

(b) Performance of Obligations of Macrovision and Merger Sub. Macrovision and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Macrovision and Merger Sub by an officer of Macrovision and Merger Sub to such effect.

(c) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Macrovision and the Escrow Agent and such agreement shall remain in full force and effect.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Macrovision and the Company.

8.2 Unilateral Termination.

(a) Either Macrovision or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either Macrovision or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on January 31, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VII to be fulfilled or satisfied on or before such date.

(c) Either Macrovision or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has (i) committed a material breach or failure of its representations and warranties under Article III or Article IV as of the date hereof or (ii) committed a breach of any covenant or obligation pursuant to this Agreement such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied, and such breach has not been cured within fifteen (15) business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured), and if not cured on or prior to the Closing Date such breach would result in the failure of any of the conditions set forth in Article VII as applicable to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d) Macrovision, by giving written notice to the Company, may terminate this Agreement if (i) the Board of Directors of the Company shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, (ii) an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Board of Directors of the Company in connection therewith does not within two (2) business days of Macrovision’s request to do so reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction, or (iii) the Stockholder Approvals have not been obtained by the Company, and copies of such approvals delivered to Macrovision, within two (2) hours following the time of execution of this Agreement by the parties.

8.3 Effect of Termination. The rights of termination under Article VII are in addition to any other rights Macrovision or the Company may have under this Agreement and the exercise of a right of termination will not be an election of remedies. In the event of termination of this Agreement as provided in Section 8.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Macrovision, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided, however, that the provisions of this Section 8.3 (Effect of Termination) and Article X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement provided that (a) if this Agreement is terminated by Macrovision because of a breach of this Agreement by the Company or because one or more of the conditions to Macrovison’s obligations to consummate the Merger under this Agreement is not satisfied as a result of the Company’s failure to comply with its obligations under this Agreement, Macrovision’s right to pursue remedies (consistent with this Agreement) shall survive such termination unimpaired; and (b) if this Agreement is terminated by the Company because of a breach of this Agreement by Macrovision or because one or more of the conditions to the Company’s obligations to consummate the Merger under this Agreement is not satisfied as a result of Macrovision’s failure to comply with its obligations under this Agreement, the Company’s right to pursue remedies (consistent with this Agreement) shall survive such termination unimpaired.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES; CONTINUING COVENANTS

9.1 Survival. If the Merger is consummated, the representations and warranties of the parties contained in this Agreement and the certificates of Macrovision and the Company delivered pursuant to Sections 7.2 and 7.3, respectively, shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Escrow Release Date; provided, however, that the representations and warranties of the Company contained in Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization), Section 3.7 (Taxes) and any Claim for Pre-Closing Taxes shall remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement until the expiration of the applicable statute of limitations; provided further, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date for such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Macrovision Indemnified Person under this Article IX or otherwise to seek recovery of Damages arising out of any fraud, intentional misrepresentation or willful breach by the Company until the expiration of the applicable statute of limitations with respect thereto. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article V and Article VI) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

9.2 Agreement to Indemnify. Each Company Stockholder shall severally (based on each Company Stockholder’s Pro Rata Share), and not jointly, indemnify and hold harmless Macrovision and its officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Macrovision within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an “Macrovision Indemnified Person” and collectively as “Macrovision Indemnified Persons”) from and against, without duplication, any and all losses, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs for enforcement of this indemnification right and net of any insurance recovery or Tax benefit received in connection with such losses, costs, damages, Liabilities and expenses (hereinafter collectively referred to as “Damages”), directly or indirectly arising out of, resulting from or in connection with:

(i) any failure or breach of any representation or warranty made by the Company in Article III of this Agreement, to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates);

(ii) any failure of any certification, representation or warranty made by the Company pursuant to Section 7.2 to be true and correct as of the date such certificate is delivered to Macrovision;

(iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement;

(iv) any Third Party Claim (as defined below) relating to any breach or failure referred to in clause (i) through (iii) above;

(v) any inaccuracies in the Company’s capitalization as of immediately prior to the Effective Time (as set forth in final form of Schedule 3.4(a) updated and delivered in accordance with the provisions in the definition of the “Spreadsheet” in Article I); or

(vi) any Pre-Closing Taxes, but only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred income taxes established to reflect timing differences between book and Tax income) on the Closing Date Statement and taken into account in determining the Net Working Capital Adjustment.

In no event shall any party be entitled to duplicate payment, reimbursement, indemnification, adjustment or other form of recovery in respect of any Damages, except to the extent any such recovery by the party entitled to indemnification is in some way reduced or disgorged as a result of the other party’s breach and provided further that the recovery with respect to Damages arising from an occurrence shall not in any way limit such party’s right to recover in respect of any other or additional Damages arising from the same occurrence.

9.3 Limitations.

(a) In no event shall the aggregate total recovery of the Macrovision Indemnified Parties for indemnification under this Article IX exceed (i) the Total Consideration in respect of any and all claims for indemnification that is made pursuant to 9.2(i) as a result of any failure of any representation or warranty made by the Company in Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization) and Section 3.7 (Taxes) or any Claim for Pre-Closing Taxes (subject to the limitation set forth in Section 9.2(a)(vi) above) or (ii) the Escrow Holdback Amount for any and all other claims for indemnification made under this Article IX by the Macrovision Indemnified Parties, provided, however, that notwithstanding the foregoing, there shall be no limitation on the total recovery of the Macrovision Indemnified Parties for indemnification under this Article IX in the case of fraud or intentional misrepresentation by the Company.

(b) Except as otherwise provided in this Agreement, the Company Stockholders shall not be liable for any Damages arising in connection with one or more events that meet the criteria set forth in Section 9.2(i) unless and until the total claims for indemnity or Damages with respect thereto exceeds $500,000 (the “Threshold Amount”), in which case the Macrovision Indemnified Parties may make claims for indemnification for all Damages, including the Threshold Amount; provided that the Threshold Amount shall not apply to claims for Damages arising out of, resulting from or incident to breaches of the representations and warranties contained in Section 3.3 (Power and Authority), Section 3.4 (Capitalization) or Section 3.7 (Taxes) and any Claim for Pre-Closing Taxes (subject to the limitation set forth in Section 9.2(a)(vi) above), as to which such breaches the Threshold Amount set forth in this Section 9.3(b) shall not apply, except that such claims for Damages shall not count for purposes of determining whether Damages have exceeded the Threshold Amount.

(c) Any amounts owing from the Company Stockholders to any Macrovision Indemnified Person pursuant to the indemnification rights provided herein shall first be paid, to the extent funds are available therein, from the Escrow Account.

(d) Macrovision shall use its reasonable best efforts to mitigate the amount of any Damages and to otherwise cause the Macrovision Indemnified Parties to seek the benefits of any insurance or indemnity applicable to such Damages only to the extent the Company bound or maintained, as the case may be, such insurance or indemnity prior to the Closing Date. The amount of any Damages claimed by any Macrovision Indemnified Party hereunder shall be net of any allowances and reserves provided in the Company Financial Statements or to the extent such allowances or reserves have been treated as a Working Capital Liability (or have otherwise reduced the amount of Working Capital Assets) in the Net Working Capital Adjustment.

(e) In determining the amount of indemnification due under Article IX, all payments shall be reduced by any Tax benefit actually and currently realized by the Macrovision Indemnified Party on account of the underlying claim;

(f) A Macrovision Indemnified Party shall not be entitled to multiple recovery for the same Damages; and

(g) If a Macrovision Indemnified Party recovers Damages under this Article IX, the Company Stockholders shall be subrogated, to the extent of such recovery, to the Macrovision Indemnified Party’s rights against any third party with respect to such recovered Losses subject to the subrogation rights of any insurer providing insurance coverage under one of the Macrovision Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Company Stockholders is prohibited by the terms of the applicable insurance policy.

(h) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS ANY OTHER PARTY HERETO OR OTHERWISE COMPENSATE ANY OTHER PARTY HERETO FOR DAMAGES WITH RESPECT TO LOST PROFITS, RESTITUTION, DAMAGE TO REPUTATION, DIMINUTIONS IN VALUE, MENTAL OR EMOTIONAL DISTRESS, EXEMPLARY, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES.

9.4 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of Macrovision or any other Macrovision Indemnified Person of a Company Stockholder for Damages under this Article IX.

(b) Macrovision may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Macrovision Indemnified Person, and Macrovision shall give written notice of a Claim executed by an officer of Macrovision (a “Notice of Claim”) to the Representative (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Account) promptly after Macrovision becomes aware of the existence of any potential claim by an Macrovision Indemnified Person for indemnification from the Company Stockholders under this Article IX, arising from or relating to:

(i) Any matter specified in Section 9.2; or

(ii) the assertion, whether orally or in writing, against Macrovision or any other Macrovision Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Macrovision or such other Macrovision Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 9.2(a).

The period during which claims may be initiated (the “Claims Period”) for indemnification from the Escrow Property shall commence at the Effective Time and terminate on the Escrow Release Date; provided, however, that the Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with (i) fraud or intentional misrepresentation by the Company or any Company Stockholder, (ii) any failure of any of the representations and warranties contained in Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization) and Section 3.7 (Taxes) to be true and correct as aforesaid or (iii) any Claim for Pre-Closing Taxes shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representative prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of Macrovision in giving the Representative a Notice of Claim shall relieve the Representative or any Company Stockholder from any of its obligations under this Article IX unless (and then only to the extent that) the Representative or the Company Stockholders are materially prejudiced thereby.

9.5 Defense of Third-Party Claims.

(a) The liability of the Company Stockholders under this Article IX with respect to Damages arising from Third Party Claims shall be governed by and contingent upon the following additional terms and conditions: If a Macrovision Indemnified Party shall receive notice of any Third Party Claim, the Macrovision Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim in accordance with Section 9.4. The Company Stockholders, acting through the Representative, shall be entitled to assume and control the defense of such Third Party Claim, other than a Specified Third Party Claim, (with Macrovision entitled to participate at its option and at its own expense in such defense (without control or decision making authority in connection therewith)), at their expense and through counsel of its choice (and reasonably acceptable to the Macrovision Indemnified Party) if the Representative gives notice of its intention to do so to Macrovision within thirty (30) days of the receipt of such notice from a Macrovision Indemnified Party; provided that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Macrovision Indemnified Party and the Company Stockholders, then the Macrovision Indemnified Party shall be entitled to retain its own counsel, at the expense of the Company Stockholders; provided further that the Company Stockholders shall not be obligated to pay the reasonable fees, costs and expenses of more than one separate counsel for all Macrovision Indemnified Parties, taken together. If the Third Party Claim is a Specified Third Party Claim (as defined below) or if the Company Stockholders shall not assume the defense of any Third Party Claim or litigation resulting therefrom during such thirty (30) day period the Macrovision Indemnified Party may, at the expense of the Company Stockholders, defend against such claim or litigation in such manner as such Macrovision Indemnified Party may deem appropriate. The Representative may participate, at its option and expense, in such defense, but shall not control or have decision making authority in connection therewith. In the event the Representative exercises the Company Stockholders’ right to undertake any such defense against any such Third Party Claim as provided above, the Macrovision Indemnified Party shall reasonably cooperate with the Representative in such defense, including by making available to the Representative, all witnesses, pertinent records, materials and information in the Macrovision Indemnified Party’s possession or under its control relating thereto and all personnel, premises and properties of the Macrovision Indemnified Party relating thereto, in each case, as is reasonably required by the Representative and upon reasonable notice to the Macrovision Indemnified Party. Similarly, in the event a Macrovision Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Representative shall reasonably cooperate with the Macrovision Indemnified Party in such defense, including by making to the Macrovision Indemnified Party, all such witnesses, records, materials and information in the Representative’s possession or under its control relating thereto, in each case, as is reasonably required by the Macrovision Indemnified Party and upon reasonable notice to the Representative. The Representative shall not, without the written consent of the Macrovision Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Macrovision Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or obligations on the Macrovision Indemnified Party other than solely financial obligations for which such Macrovision Indemnified Party will be indemnified hereunder. No Third Party Claim or Specified Third Party Claim which is being defended in good faith by a Macrovision Indemnified Party in accordance with the terms of this Agreement shall be settled or compromised by the Macrovision Indemnified Party without the written consent of the Representative, which shall not be unreasonably withheld, delayed or conditioned. For purposes of this Article IX, a “Specified Third Party Claim” shall mean a Third Party Claim that, in the reasonable and good faith determination of the applicable Macrovision Indemnified Party, (i) could reasonably likely involve Damages in an amount exceeding the remaining portion of the Escrow Holdback Amount as of the date such Macrovision Indemnified Party receives notice of such Third Party Claim or (ii) seeks or threatens injunctive relief with respect to a material portion of the assets or technologies embodied in the Company Business.

9.6 Contents of Notice of Claim. Each Notice of Claim by Macrovision given pursuant to Section 9.4 shall contain the following information:

(i) that Macrovision or another Macrovision Indemnified Person has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be an estimated amount and may be the amount of damages claimed by a third party in an action brought against any Macrovision Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Macrovision Indemnified Person under this Article IX); and

(ii) a brief description, in reasonable detail (to the extent reasonably available to Macrovision), of the facts, circumstances or events giving rise to the alleged Damages based on Macrovision’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Macrovision) and copies of any formal demand or complaint, the amount of Damages (to the extent known), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

9.7 Resolution of Notice of Claim. Each Notice of Claim given by Macrovision shall be resolved as follows:

(a) If, within twenty (20) days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Macrovision (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Property), the Representative shall be conclusively deemed to have consented, on behalf of all Company Stockholders, to the recovery by the Macrovision Indemnified Person of the full amount of Damages (subject to the limits contained in this Article IX) specified in the Notice of Claim in accordance with this Article IX, including the forfeiture of all or a portion of the Escrow Holdback Amount, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Stockholders for such amount in any court having jurisdiction over the matter where venue is proper.

(b) If the Representative gives Macrovision written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the twenty (20) day period specified in Section 9.7(a) above, then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by Macrovision and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within thirty (30) days following receipt by Macrovision of the written notice from the Representative, by binding litigation between Macrovision and the Representative in accordance with the terms and provisions of Section 9.7(c) below. The Escrow Agent shall be entitled to rely on any such memorandum or agreement and shall distribute from the Escrow Holdback Amount in accordance with the terms of the memorandum or agreement.

(c) If no such agreement can be reached after good faith negotiation, either Macrovision or the Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Macrovision (on the one hand) and the Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in any disputed Notice of Claim shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Holdback Amount in accordance with such decision.

(d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration. The arbitration panel shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party.

9.8 Release of Remaining Escrow Property. Within ten (10) business days following the Escrow Release Date, the Escrow Agent shall deliver to the Company Stockholders in accordance with the Spreadsheet all of the remaining Escrow Property (if any) in excess of any amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any properly delivered Notice of Claim delivered to the Representative before the Escrow Release Date. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then the Escrow Agent shall retain possession and custody of that portion of the Escrow Holdback Amount that equals the total maximum amount of Damages then being claimed by Macrovision Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders in accordance with the Spreadsheet all of the remaining Escrow Property (if any) not required to satisfy such Claims.

9.9 Tax Consequences of Indemnification Payments. All payments (if any) made to an Macrovision Indemnified Person pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

9.10 Appointment of Representative.

(a) By voting in favor of the Merger or participating in the Merger and accepting the benefits thereof, each Company Stockholder shall be deemed to have approved the designation of and designates the Representative as the representative of the Company Stockholders and as the attorney-in-fact and agent for and on behalf of each Company Stockholder with respect to claims for indemnification under this Article IX and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Macrovision (on behalf of itself of any other Macrovision Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Macrovision of all or a portion of the Escrow Holdback Amount in satisfaction of indemnification claims by Macrovision or any other Macrovision Indemnified Person pursuant to this Article IX (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, (i) indemnification claims by Macrovision or any other Macrovision Indemnified Person pursuant to this Article IX or (ii) any dispute between any Macrovision Indemnified Person and any such holder, in each case relating to this Agreement or the Escrow Agreement; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each Company Stockholder with respect to the disposition, settlement or other handling of all claims under this Article IX and all rights or obligations arising under this Article IX. The Company Stockholders shall be bound by all actions taken and documents executed by the Representative in connection with this Article IX, and Macrovision and other Macrovision Indemnified Persons shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Holdback Amount then on deposit with the Escrow Agent upon not less than 10 days prior written notice to Macrovision. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Company Stockholders. In the event of the death, physical or mental incapacity or resignation of the Representative, Company Stockholders representing a majority in interest of the Escrow Holdback Amount may appoint a new Representative.

(b) In performing the functions specified in this Agreement, the Representative shall not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct on the part of the Representative. In taking any action whatsoever hereunder, the Representative shall be protected in relying upon any notice, deemed by them to be sufficient. The Representative may consult with counsel in connection with their duties hereunder and shall be fully protected in any action taken, suffered or permitted by them in good faith or in accordance with the advice of counsel. Each Company Stockholder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative. Any and all losses, liabilities or expenses, including attorneys’ fees, reasonably incurred by the Representative in the performance or discharge of its rights and obligations under this Agreement shall be at its own expense. For the avoidance of doubt, neither Macrovision nor the Surviving Company shall have any Liability with respect to such items.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

10.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the parties hereto. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto with respect to their overall economic, legal and business objectives in connection with this Agreement and the transactions contemplated hereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the overall economic, legal and business objectives of the void or unenforceable provision.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

10.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

10.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 10.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Macrovision, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.7 Expenses. Except as expressly provided in this Agreement, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, provided, however, that notwithstanding the foregoing, all of the (i) expenses and fees to be charged by the Escrow Agent in connection with the transactions contemplated by this Agreement, (ii) the filing fees paid by Macrovision in connection with any filing made under the HSR Act and (iii) the estimated fees and expenses to be charged by the Exchange Agent in connection with the transactions contemplated by this Agreement shall be borne by Macrovision.

10.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.9:

If to Macrovision or Merger Sub:

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

Attention: General Counsel

Fax No.: (408) 567-1800

with a copy, which shall not constitute notice, to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA 94025

Attention: Jon Gavenman

Fax No.: (650) 324-6635

If to the Company (prior to Closing):

All Media Guide Holdings, Inc.

1168 Oak Valley Drive

Ann Arbor, Michigan 48108

Attention: Chief Executive Officer

Fax No.

with a copy, which shall not constitute notice, to:

Munger, Tolles & Olson LLP

355 S. Grand Avenue, 35th Floor

Los Angeles, CA 90071

Attn: J. Martin Willhite

Facsimile: (213) 687-3702

If to the Representative or Controlling Stockholder:

Digital On-Demand, Inc.

c/o The Yucaipa Companies

9130 West Sunset Boulevard

Los Angeles, CA 90069

Attention: General Counsel

Fax No.: (310) 789-1791

with a copy, which shall not constitute notice, to:

Munger, Tolles & Olson LLP

355 S. Grand Avenue, 35th Floor

Los Angeles, CA 90071

Attn: J. Martin Willhite

Facsimile: (213) 687-3702

10.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

10.12 Public Announcement. Following the date hereof, Macrovision and the Company will issue a mutually agreeable press release, and may make such other public disclosures regarding the Merger as they reasonably determine are required or appropriate, but only with the consent of the other party, which consent may not be unreasonably withheld, delayed or conditioned, provided, however, that notwithstanding the foregoing, Macrovision shall be entitled to make such public disclosures at it deems necessary pursuant to the rules and regulations of the Securities and Exchange Commission and under

Applicable Law without the consent of the Company, but with reasonable notice to the Company. The Company and Macrovision each confirm that they have entered into the Mutual NDA and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that Macrovision shall not be bound by such Mutual NDA after the Closing. If this Agreement is terminated, the Mutual NDA shall remain in full force and effect in accordance with its terms.

10.13 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Macrovision Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.14 Waiver of Jury Trial. EACH OF MACROVISION, MERGER SUB, THE COMPANY, THE CONTROLLING STOCKHOLDER AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF MACROVISION, MERGER SUB, THE COMPANY, THE CONTROLLING STOCKHOLDER AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

ARTICLE XI

TAX MATTERS

11.1 Tax-Sharing Agreements. Any tax-sharing agreement between the Controlling Stockholder and any Acquired Company is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

11.2 Indemnification for Post-Closing Transactions. Macrovision agrees to indemnify the Controlling Stockholder and its Affiliates for any additional tax owed by the Controlling Stockholder (including tax owed by Controlling Stockholder due to this indemnification payment) resulting from any transaction engaged in by any Acquired Company not in the ordinary course of its business occurring on the Closing Date after the Effective Time, which transaction was initiated by Macrovision (other than the Section 338(h)(10) Election).

11.3 Post-Closing Transactions not in Ordinary Course. Macrovision and Controlling Stockholder agree to report all transactions not in the ordinary course of its business occurring on the Closing Date after the Effective Time on Macrovision’s federal Income Tax Return to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B).

11.4 Refunds and Tax Benefits. Any Tax refunds that are received by Macrovision or the Acquired Companies, and any amounts credited against Tax to which Macrovision or the Acquired Companies become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Company Stockholders, and Macrovision shall pay over to the Exchange Agent, on behalf of such Company Stockholders any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Macrovision or the Acquired Companies of any amount accrued on the Company Financial Statements, Macrovision shall pay such amount to the Exchange Agent, on behalf of the Company Stockholders within 15 days after receipt or entitlement thereto, and in every case the Exchange Agent shall pay such amounts to the Company Stockholders in accordance with the Spreadsheet.

11.5 Responsibility for Filing Tax Returns for Periods through Closing Date. The Controlling Stockholder shall include the income of the Acquired Companies (including any deferred items triggered into income by Reg. §1.1502-13 and any excess loss account taken into income under Reg. §1.1502-19) on Controlling Stockholder’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, the Controlling Stockholder shall cause the Acquired Companies to join in Controlling Stockholder’s consolidated federal income Tax Return and, in jurisdictions in which the Acquired Companies have in the past been included in state combined or consolidated Tax Returns, join in such Tax Returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law and Macrovision shall be entitled to review and approve the portions of each such Tax Return including the Acquired Companies, which approval shall not be unreasonably withheld, delayed or conditioned. Macrovision shall cause the Acquired Companies to furnish information to Controlling Stockholder as reasonably requested by Controlling Stockholder to allow Controlling Stockholder to satisfy its obligations under this section in accordance with past custom and practice. The Acquired Companies and Macrovision shall consult and cooperate with Controlling Stockholder as to any elections to be made on returns of the Acquired Companies for periods ending on or before the Closing Date. Macrovision shall cause the Acquired Companies to file all other Tax Returns to be filed after the Closing Date.

11.6 Cooperation on Tax Matters. Macrovision, the Acquired Companies and the Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 11.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Macrovision agrees to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Representative so requests, Macrovision shall allow the Representative to take possession of such books and records. Macrovision agrees, upon request, to provide the Representative with all information that the Company Stockholders may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder. Macrovision further agrees, upon request, to use its reasonable efforts to obtain any withholding tax certificate or other similar document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MACROVISION CORPORATION		ALL MEDIA GUIDE HOLDINGS, INC.

By:	/s/ Alfred J. Amoroso	By:	Karl Ryser Jr.
Name:	Alfred J. Amoroso	Name:	Karl Ryser Jr.
Title:	President & CEO	Title:	President

ASPEN ACQUISITION CORP.		DIGITAL ON-DEMAND, INC., A CALIFORNIA
CORPORATION, AS REPRESENTATIVE AND IN
ITS OWN CAPACITY AS TO THE DOD LICENSE

By:	/s/ Stephen Yu	By:	Karl Ryser Jr.
Name:	Stephen Yu	Name:	Karl Ryser Jr.
Title:	Secretary	Title:	President

DIGITAL ON-DEMAND, INC., A DELAWARE
CORPORATION

		By:	Karl Ryser Jr.
		Name:	Karl Ryser Jr.
		Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex 1 to Agreement and Plan of Merger

Working Capital Assets and Working Capital Liabilities

Exhibit A to Agreement and Plan of Merger

Form of Action by Written Consent of the Company Stockholders

Exhibit B to Agreement and Plan of Merger

Matters to be Covered in the Opinion of Munger, Tolles Olson LLP

Exhibit C to Agreement and Plan of Merger

Terms and Form of DOD License